                   AMENDMENT NO. 8 TO CONTRACT
                             BETWEEN
                      DIRECTSAT CORPORATION
                      (HEREINAFTER "BUYER")
                               AND
                   MARTIN MARIETTA CORPORATION
                    (HEREINAFTER "CONTRACTOR")


This Amendment is effective as of the lst day of February 1994.

WITNESS THAT:

WHEREAS, DirectSat Corporation ("Buyer") and Martin Marietta Corporation ("Contractor"), mutually agree to amend the subject Contract to:

- -   revise pricing for three Satellites (Spacecraft Flight #1, #2 and #3),

- -   incorporate Long March launch vehicle compatibility for Spacecraft Flight
    #1, #2 and #3,

- -   establish a revised payment profile,

- -   delete all of the previous terms and conditions of the Contract and substitute the attached terms and conditions,

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, Buyer and Contractor agree to modify the Contract as follows:

                                  Preamble-1

                        TABLE OF CONTENTS

The Table of Contents is deleted and replaced with the following:

ARTICLE
1        Scope of Work
2        Equipment and Services to be Furnished and Prices Therefor
3        Delivery Schedule
4        Payment
5        Definitions
6        (Reserved)
7        Inspection and Final Acceptance
8        Title and Assumption of Risk
9        Access to Work
10       Progress Meetings, Presentations, and Documentation Deliverables
11       Rights in Data
12       Public Release of Information
13       Indemnification
14       Patent Indemnity
15       Indemnification for Taxes
16       Excusable Delays
17       Termination for Default
18       Termination for Convenience
19       Changes
20       Assignment
21       Warranty
22       Arbitration








                          Contents - 1

                   TABLE OF CONTENTS

ARTICLE

23       Applicable Law
24       Entire Agreement
25       Disclosure and Use of Information by the Parties
26       Effective Date
27       Permits and Licenses
28       Limitation of Liability
29       Spacecraft Test and Handling Equipment
30       Liquidated Damages
31       Spacecraft Storage
32       Spacecraft Configuration
33       Release
34       Insurance
35       (Deleted)
36       (Deleted)








                          Contents - 1

ARTICLE 1. SCOPE OF WORK

DELETE the text of this ARTICLE and replace it with:

The Contractor shall provide the necessary personnel, material, services, and facilities to perform work in accordance with the provisions of this Contract, including the EXHIBITS listed below, which are attached hereto and made a part hereof (the preliminary design effort for Spacecraft Flights #2 and #3 is included as part of the services provided by Contractor for Spacecraft Flight #1), and to make delivery to Buyer as set forth in ARTICLE 2 hereof in accordance with the delivery schedule specified in ARTICLE 3 hereof:

- -   EXHIBIT A DirectSat Statement of Work (SOW) WS-02-20037400
- -   EXHIBIT B1 DirectSat Spacecraft Performance Specification PS-02-20037400
- -   EXHIBIT B2 DirectSat Spacecraft Performance Specification PS-02-20037400
- -   EXHIBIT B3 DirectSat Spacecraft Performance Specification PS-02-20037400
- -   EXHIBIT C DirectSat Comprehensive Test Plan PN-02-20037400
- -   EXHIBIT D DirectSat Product Assurance Program Plan PA-02-20037400

In the event of any inconsistency among or between the parts of this Contract set forth above, such inconsistency shall be resolved by giving precedence in the order of the parts as set forth below:

1.  Terms & Conditions, Satellite Contract Dated March 12, 1990, as amended
2.  DirectSat Statement of Work, EXHIBIT A
3.  DirectSat Spacecraft Performance Specification, EXHIBIT B1
4.  DirectSat Spacecraft Performance Specification, EXHIBIT B2
5.  DirectSat Spacecraft Performance Specification, EXHIBIT B3
6.  DirectSat Comprehensive Test Plan, EXHIBIT C
7.  Product Assurance Program Plan, EXHIBIT D

To the extent any references exist in the Contract to any of the previous Exhibits, they are hereby conformed to reflect the revised Exhibit numbers.

ARTICLE 2. PRICE

DELETE this ARTICLE in its entirety and replace it with:

ARTICLE 2. EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFOR

A. Upon the full, satisfactory and timely completion and delivery, as required, of each item of work specified below, and acceptance by Buyer thereof in accordance with the requirements of this Contract, Contractor shall be entitled to payment by Buyer of the applicable fixed price specified below, as such price may be adjusted in accordance with the provisions of the Contract, except that the portion related to the In-Orbit payments, as defined in ARTICLE 4, PAYMENT, paragraph B.2, C.2 and D.2, shall be paid as set forth in ARTICLE 4. The prices stated below, which are inclusive of In-Orbit payments provided in ARTICLE 4, PAYMENT, paragraphs B.2, C.2 and D.2, include all transportation and related charges for delivery of Spacecraft and associated equipment to destination. Except as otherwise provided for herein, the prices stated below include all applicable taxes and all copyright and patent rights necessary to effectuate this Contract. Sales, use, income and personal property taxes will be the responsibility of the Buyer.

    ITEM QUANTITY  DESCRIPTION                            TOTAL PRICE

    1.   1          Spacecraft Flight #1 as defined         $81,000,500*
                    in EXHIBIT B1
    2.   1          Spacecraft Flight #2 as defined in       78,500,000**
                    EXHIBIT B2
    3.   1          Spacecraft Flight #3 as defined in       80,500,000**
                    EXHIBIT B3
    4.   1 Lot      Incentive Payments, present value       Included in Items 1,
                    as defined in ARTICLE 4, paragraphs B,  2 & 3
                    C, D and H                              ------------
                    TOTAL PRICE                            $240,000,500

*Total Price for Spacecraft Flight #1 is $82,812,500 including without limitation Satellite Control Facility compatibility, and the cost of delivery of Spacecraft Flight #1 to Kourou, French Guiana for an Ariane launch, minus early payment discount of $1,812,000.

**The above prices for Spacecraft Flight #2 and Spacecraft Flight #3 are effective and valid through July 1, 1995. The firm price for Spacecraft Flights #2 and #3 will be the above prices plus the percentage increase or decrease in the Bureau of Labor Statistics Indices SIC Code 3761 for Guided Missiles and Space Vehicles, Average Hourly Earnings for the same period at the time the construction phase of these satellites commence. The Payment Plan applicable to Spacecraft Flights #2 and #3 in ARTICLE 4. PAYMENT will be modified accordingly. Further adjustments may be necessitated by non-availability of components in cases where suppliers cannot provide units identical to those procured under the baseline contract.

                               2-1

B. The Spacecraft will include some imported goods. In the event the Spacecraft and its included imported goods are not exported in a timely manner due to the actions or inactions of Buyer, any duties and penalties arising therefrom will be the responsibility of Buyer. Contractor shall pay such above duties and penalties as may be required by law to be so paid and Buyer agrees to reimburse the Contractor for payments so made.

C. For purposes of Spacecraft Flights #2 and 3, in the event any Spacecraft component must be redesigned because of non-availability of piece parts or any of Contractor's component suppliers are either out of business or are no longer offering for sale the required item, part, assembly, subsystem or system and subsequent substitution results in a material cost increase or schedule delay to Contractor, Contractor shall be entitled to a price increase and/or extension of the delivery dates set forth herein.








                               2-2

ARTICLE 3.  DELIVERY SCHEDULE

DELETE the text of this ARTICLE in its entirety and replace it with:

A. Delivery of Spacecraft Flights #1, #2 and #3 shall be made at Contractor's expense to either Kennedy Space Center, Florida, USA, or Kourou, French Guiana. The term "Destination" as used herein shall refer to the designated launch site set forth herein for the applicable spacecraft.

B.  Delivery shall be as indicated below:

              Item Description                         Delivery Date
              ---- -----------                         -------------
              1.   Spacecraft Flight #1, as defined in   07/17/1996
                   EXHIBIT B1

              2.   Spacecraft Flight #2, as defined in   07/01/1999
                   EXHIBIT B2

              3.   Spacecraft Flight #3, as defined in   07/02/2000
                   EXHIBIT B3

              4. Launch and Mission Operation Support 09/10/1996 Services Spacecraft Flight #1

              5. Launch and Mission Operation Support 10/01/1999 Services Spacecraft Flight #2

              6. Launch and Mission Operation Support 10/02/2000 Services Spacecraft Flight #3








                               3-1

ARTICLE 4. PAYMENT

DELETE the text of this ARTICLE in its entirety and replace it with:

A. 1. The total price stipulated in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFOR, shall be paid by Buyer to Contractor in accordance with the payment arrangements specified in the following Payment Plans. The amounts specified in the Payment Plans shall in each case be paid by Buyer to Contractor on the dates indicated. Contractor shall submit an invoice for each payment approximately thirty (30) days in advance of the payment due date. Payment to Contractor shall be made by either cable transfer to Citibank N.A.
         ABA# 021000089, Lockheed Martin, Valley Forge Collection Center A/C #40678043, or by check payable to Lockheed Martin Corporation sent by registered mail to the address and attention of the Lockheed Martin representative designated in ARTICLE 10, PROGRESS MEETING, PRESENTATIONS AND DOCUMENTATION DELIVERABLES, paragraph C. In the event Buyer elects to pay by other than certified check, Buyer's check must be received by Contractor at least seven (7) working days before the required payment date to insure that the funds are available to Contractor on the payment date.

2. Contractor shall not begin construction until the initial construction phase payment is received by the Contractor.

3. In the event that the commencement of construction phase payments are delayed beyond July 1, 1996 for Spacecraft Flight #2. and July 1, 1997 for Spacecraft Flight #3, the Contractor will be entitled to an equitable adjustment for price escalation and program extension costs as well as delivery schedule for the respective Spacecraft Flights.








                               4-1

B. Spacecraft Flight #1 PAYMENT PLAN

1. The construction payments applicable to Spacecraft Flight #1 shall be made as follows:

                          PAYMENT PLAN


      Payment  Due Date                    Amount $               Cumulative
      Number                                                      Amount $

         *Through Design  Definition  Phase  March  6,  1994      312,500
         1    March 7, 1994                1,250,000              1,562,500

         2    April 7, 1994                625,000                2,187,500

         3    May 7, 1994                  625,000                2,812,500

         4    June 7, 1994                 685,000                3,497,500

         5    July 7, 1994                 1,272,000              4,769,500

         6    August 8, 1994               685,000                5,454,500

         7    September 7, 1994            685,000                6,139,500

         8    October 12, 1994             685,000                6,824,500

         9    November 9, 1994             2,660,000              9,484,500

         10   December 8, 1994             43,516,000             53,000,500

2. In addition to the construction payments required above, Buyer shall pay Spacecraft In-Orbit payments in the amount of $28,000,000. The Spacecraft In-Orbit payments shall be made in accordance with the requirements set forth in paragraph H. of this ARTICLE.

3. All contractual amounts with respect to Spacecraft Flight #1 have been paid in full other than the In-Orbit payments referenced in paragraph B.2 of this ARTICLE. The preconstruction phase design work for Spacecraft Flights #2 and #3 is included in the price of Spacecraft Flight #1 except for effort associated with unique orbital locations. Contractor shall not be required to perform further design effort for Spacecraft Flights #2 and #3 unless provided an appropriate equitable adjustment.

C.  Spacecraft Flight #2 PAYMENT PLAN

1 . The construction phase payments applicable to Spacecraft Flight #2 shall be made as follows:

                               4-2

                 CONSTRUCTION PHASE PAYMENT PLAN

Construc-    Due Date               Amount $               Cumulative
tion Phase                                                 Amount $
Payment
Number

1         July 1, 1996              1,750,000

2         August 1, 1996            1,750,000              3,500,000

3         September 1, 1996         1,750,000              5,250,000

4         October 2, 1996           1,750,000              7,000,000

5         November 1, 1996          1,800,000              8,800,000

6         December 2, 1996          1,800,000              10,600,000

7         January 2, 1997           1,800,000              12,400,000

8         February 3, 1997          1,800,000              14,200,000

9         March 3, 1997             1,800,000              16,000,000

10        April 1, 1997             1,800,000              17,800,000

11        May 1, 1997               1,800,000              19,600,000

12        June 2, 1997              1,800,000              21,400,000

13        July 1, 1997              1,800,000              23,200,000

14        August 1, 1997            1,800,000              25,000,000

15        September 1, 1997         1,800,000              26,800,000

16        October 1, 1997           1,800,000              28,600,000

17        November 3, 1997          1,800,000              30,400,000

18        December 1, 1997          1,800,000              32,300,000

19        January 2, 1998           1,800,000              34,000,000

20        February 2, 1998          1,800,000              35,800,000

21        March 1, 1998             1,800,000              37,600,000

22        April 1, 1998             1,800,000              39,400,000

23        May 1, 1998               1,800,000              41,200,000

24        June 1, 1998              1,800,000              43,000,000

25        July 1, 1998              1,800,000              45,000,000

26        August 3, 1998            2,000,000              47,000,000

27        September 1, 1998         2,000,000              49,000,000

28        October 1, 1998           2,000,000              51,000,000

29        November 2, 1998          2,000,000              53,000,000



                               4-3

Construc-    Due Date               Amount $               Cumulative
tion Phase                                                 Amount $
Payment
Number

30        December 1, 1998          2,000,000              55,000,000

31        January 4, 1999           2,000,000              57,000,000

32        February 1, 1999          2,000,000              59,000,000

33        March 1, 1999             2,000,000              61,000,000

34        April 1, 1999             2,000,000              63,000,000

35        May 1, 1999               1,300,000              64,300,000

36        June 1, 1999                500,000              64,800,000

37        July 1, 1999                600,000              65,400,000

38        August 2, 1999              300,000              65,700,000

39        September 1, 1999           200,000              65,900,000

40        October 1, 1999             100,000              66,000,000

2. In addition to the construction payments required above, Buyer shall pay Spacecraft In-Orbit payments in the amount of $12,500,000. The Spacecraft In-Orbit payments shall be made in accordance with the requirements set forth in paragraph H. of this ARTICLE.

D.  Spacecraft Flight #3 PAYMENT PLAN

1. The construction phase payments applicable to Spacecraft Flight #3 shall be made as follows:

                 CONSTRUCTION PHASE PAYMENT PLAN

Construc-    Due Date               Amount $               Cumulative
tion Phase                                                 Amount $
Payment
Number

1         July 1, 1997                1,750,000

2         August 1, 1997              1,750,000              3,500,000

3         September 1, 1997           1,750,000              5,250,000

4         October 1, 1997             1,750,000              7,000,000

5         November 1, 1997            1,900,000              8,900,000

6         December 1, 1997            1,900,000              10,800,000

7         January 1998                1,900,000              12,700,000

8         February 1, 1998            1,900,000              14,600,000

9         March 1, 1998               1,900,000              16,500,000

10        April 1, 1998               1,900,000              18,400,000

11        May 1, 1998                 1,900,000              20,300,000

                               4-4

12        June 1, 1998                1,900,000              22,200,000

13        July 1, 1998                1,900,000              24,100,000

14        August 1, 1998              1,900,000              26,000,000

15        September 1, 1998           1,900,000              27,900,000

16        October 1, 1998             1,900,000              29,800,000

17        November 1, 1998            1,900,000              31,700,000

18        December 1, 1998            1,900,000              33,600,000

19        January 1999                1,900,000              35,500,000

20        February 1, 1999            1,900,000              37,400,000

21        March 1, 1999               1,900,000              39,300,000

22        April 1, 1999               1,900,000              41,200,000

23        May 1, 1999                 1,900,000              43,100,000

24        June 1, 1999                1,900,000              45,000,000

25        July 1, 1999                2,000,000              47,000,000

26        August 2, 1999              2,000,000              49,000,000

27        September 1, 1999           2,000,000              51,000,000

28        October 1, 1999             2,000,000              53,000,000

29        November 1, 1999            2,000,000              55,000,000

30        December 1, 1999            2,000,000              57,000,000

31        January 3, 2000             2,000,000              59,000,000

32        February 1, 2000            2,000,000              61,000,000

33        March 3, 2000               2,000,000              63,000,000

34        April 1, 2000               2,000,000              65,000,000

35        May 1, 2000                 1,300,000              66,300,000

36        June 1, 2000                  500,000              66,800,000

37        July 3, 2000                  600,000              67,400,000

38        August 1, 2000                300,000              67,700,000

39        September 1, 2000             200,000              67,900,000

40        October 2, 2000               100,000              68,000,000

2. In addition to the construction payments required above, Buyer shall pay Spacecraft In-Orbit payments in the amount of $12,500,000. The Spacecraft In-Orbit payments shall be made in accordance with the requirements set forth in paragraph H. of this ARTICLE.

                               4-5

E.  SPACECRAFT IN-ORBIT PAYMENTS
1. The Spacecraft In-Orbit payments for Spacecraft Flight #1 shall be paid over a period of five (5) years from launch. The Spacecraft In-Orbit payments for Spacecraft Flights #2 and #3, shall be paid over a maximum of seven (7) years from launch. The specific repayment period for Spacecraft Flights #2 and #3 shall be determined by Buyer ninety (90) days prior to launch.

2. The In-Orbit payments shall be paid on an equal monthly basis (principal and interest) until full payment has been received by Contractor.

3. For Spacecraft Flight #1, the interest rate applicable to the monthly In-Orbit payments shall fall between 7.75% and 8.25% per annum and shall be fixed 90 days prior to the scheduled launch and shall be calculated using the prime rate published in the WALL STREET JOURNAL on such date as follows:

a. if the prime rate falls between 7.75% and 8.25%, then the In-Orbit payments shall accrue interest at the prime rate.

b. if the prime rate is greater than 8.25%, then the In-Orbit payments shall accrue interest at 8.25% per annum.

C. if the prime rate is less than 7.75%, then the In-Orbit payments shall accrue interest at 7.75% per annum.

4. For Spacecraft Flights #2 through #3, the In-Orbit payments will accrue interest at the WALL STREET JOURNAL prime rate from the date sixty (60) days after launch until full payment has been received by Contractor. For purposes of determining the WALL STREET JOURNAL prime rate, Buyer shall elect ninety (90) days prior to the Scheduled Launch Date whether to fix the rate at the rate published in the WALL STREET JOURNAL on such date or to float the rate over the entire repayment period. In the event Buyer elects to float the rate, the initial rate shall be the rate published in the WALL STREET JOURNAL ninety (90) days prior to the Scheduled Launch Date. Thereafter, the rate shall be adjusted on the first business day of every sixth month thereafter.

5. The In-Orbit payments, including the interest thereon, will be secured by an irrevocable letter of credit from a reputable financial institution or by other adequate security that is reasonably acceptable to Contractor. The security will be established and submitted to Contractor no later than ninety (90) days prior to the Scheduled Launch Date.

6. The Parties are willing to enter into good faith negotiations to establish an alternative to the schedule set out in E.1. above for the Spacecraft In-Orbit payments for Spacecraft Flight #1.

7. The Buyer shall have the right to prepay In-Orbit payments at any time without penalty for Spacecraft Flights #2 and #3.

                               4-6

F. 1. During construction and prior to Launch, Buyer grants Contractor a full security interest in all hardware, software and work in process, including, without limitation, all parts, assemblies, subsystems, systems and Spacecraft (collectively "Security").
      In the event of Buyer's default pursuant to ARTICLE 17, TERMINATION FOR DEFAULT, Contractor shall immediately assume ownership of the entire Security. Contractor, on behalf of Buyer, may take whatever steps are necessary to effectuate transfer of ownership. Upon such transfer of ownership, Buyer shall have no further interest in or rights to such Security.

2. Notwithstanding paragraph F.1 above, in the event Buyer has assigned this Contract pursuant to ARTICLE 20 ASSIGNMENT, and such assignee defaults under ARTICLE 17 TERMINATION FOR
      DEFAULT, Contractor agrees that Buyer shall have the opportunity to cure such default within thirty (30) days of the default by the assignee. Buyer may cure with respect to any individual spacecraft without an obligation to cure the default with regard to all spacecraft. In the event Buyer properly cures such default, Contractor agrees to resume construction of the work hereunder without any additional cost to Buyer as a result of the default.

3.    The Buyer represents and warrants that:

a. the Buyer is the owner of the Security and has authorized the grant of a security interest in the Security to Contractor, and

b. no effective Uniform Commercial Code financing statement or other instrument similar in effect covering all or any part of the Security is on file in any recording office.

4. The Buyer covenants and warrants that unless compliance is waived by Contractor in writing:

a. the Buyer shall not create, incur, assume or suffer to exist, directly or indirectly, any mortgage, pledge, hypothecation, encumbrances, assignment, lien (statutory or other) or preference or priority or other security agreement of any kind or nature whatsoever ("Liens") upon any of the Security, except the security interest created hereby in favor of Contractor, without giving Contractor sixty (60) days prior notice of the intended creation of such Liens;

b. Contractor shall have the right to file Uniform Commercial Code financing statements at any time during the term of this Contract to perfect the security interest granted under this Contract. In the event Contractor exercises the right to file Uniform Commercial Code financing statements, the Buyer agrees to execute any financing statement, amended financing statements, continuation statements or other documents from time to time which are deemed reasonably necessary by Contractor to create, perfect, confirm or validate the security interest granted under this Contract.


                                    4-7

G. Failure to make any payments required hereunder, or to post the required letter of credit or the taking of any action which restricts Contractor's unencumbered right to the Security set forth in paragraph F.1 above shall constitute a default by Buyer subject to the provisions of ARTICLE 17, TERMINATION FOR DEFAULT, paragraph F.

H. 1. For the Spacecraft delivered by Contractor which, following Launch, does not achieve Successful Injection, as defined in ARTICLE 5, DEFINITIONS, Contractor shall be entitled to receive for:

                Spacecraft Flight #1                       $28,000,000
                Spacecraft Flight #2                       $12,500,000
                Spacecraft Flight #3                       $12,500,000

   2. In the event Buyer is obligated to make payment to Contractor in accordance with paragraph H.1 above, payment shall be due within ten (10) days from Buyer's receipt of the insurance proceeds required by
      ARTICLE 34, INSURANCE.

   3. The above amounts shall be adjusted to reflect any changes in the In-Orbit payment amounts set forth in paragraphs B.2, C.2 and D.2 of this ARTICLE.

I.    In the event the Spacecraft is not launched within one hundred eighty
      (180) days after delivery and final acceptance, in accordance with
      ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE, Buyer shall commence making In-Orbit payments in accordance with the above as though launch of such Spacecraft had occurred.

J. 1. The Payment Plan set forth in paragraphs B., C. and D. of this ARTICLE are based on Contractor's successful and timely achievement of each milestone set forth below. In the event that Contractor does not achieve any Milestone on or before the date set forth below, Buyer may suspend construction payments until such time as the Milestones are completed. Within five (5) days following Contractor's completion of any such Milestone, Buyer shall pay Contractor for all payments that were required to have been made but were not as a result of the suspension.




                                       4-8

                               MILESTONE TABLE

MILESTONE       DATE                       DESCRIPTION
- ---------       ----                       -----------
1.            6 Months      Spacecraft Preliminary Design Review (SPDR)
2.            8 Months      Long Lead Parts Shown on Attachment A Hereto
3.           12 Months      Spacecraft Critical Design Review (SCDR)
4.           18 Months      Completion of Propulsion Subsystem
5.           24 Months      Delivery of All Traveling Wave Tube Amplifiers
                            (TWTA's) to Integration and Test (I&T)
6.           28 Months      Begin Single Line Flow (As Shown in Figure 1-5
                            of the Comprehensive Test Plan)
7.           30 Months      Thermal Vacuum Testing


2. The dates in the Milestone Table represent months from first construction payment for each spacecraft.

3. The above Milestone Table shall be Buyer's sole measurement of whether Contractor is making adequate progress toward completion of the Spacecraft required hereunder.

K. With respect to Spacecraft Flight #1, in the event that a joint effort on the part of the Buyer and Contractor cannot obtain a favorable TT&C frequency plan from the FCC as noted in Statement of Work, paragraph 4.1, Contractor shall, at Buyer's option, either spend a maximum of $1.0 million to prepare ground TT&C stations for modification of Launch and Mission Operation services to accommodate the frequency required by the FCC or incorporate four command receivers all operating on the same frequency or two on one frequency and the other two on a second frequency at no cost. Buyer can choose between C-Band and K-Band for the frequencies. If Contractor disagrees with Buyer's selection, it can implement an alternative solution that is authorized by the Contract but at no additional cost to the Buyer.

L. The first construction phase payment for any Spacecraft Flight shall be due on the later of: (i) the date indicated in the Payment Plan; or
    (ii) sixty (60) days following Buyer's receipt of Contractor's invoice, followed by Buyer's written confirmation of receipt thereof. Additional payments shall follow for each of the 39 months thereafter per the Payment Plan.

                                        4-9

ARTICLE 5. DEFINITIONS

DELETE the text in the ARTICLE in its entirety and replace it with:

A.  SUCCESSFUL INJECTION
    Injection of the Spacecraft shall be considered successful if:

1. No damage to the Spacecraft occurs which can be shown to have resulted from a launch vehicle malfunction.

2. The elements of the transfer orbit established by the launch vehicle and the spin axis orientation at time of separation are within the three sigma limits of the launch vehicle established by the Launch Agency.

3. The Spacecraft has reached a Satisfactory Orbit and is deployed for satisfactory operation.

B.  SATISFACTORY ORBIT
The spacecraft is deemed to have achieved a Satisfactory Orbit if the following conditions are satisfied:

1. The spacecraft is located in the operational geostationary orbit longitude position designated by Buyer.

2.  The spacecraft orbit parameters are specified as follows:

           (a)  Inclination tolerance is + or - 0.1 degrees
           (b)  Longitude tolerance is + or - 0.1 degrees

C.  LAUNCH

    For purposes of Spacecraft Flight #1 the term Launch means the intentional ignition of launch vehicle propulsion systems causing upward acceleration of the launch vehicle following the intentional removal of all mechanical restraints, if any, designed to prevent such upward acceleration.

    For purposes of Spacecraft Flight's #2 and #3, the term Launch means:

    1. For an Ariane, that point in time as indicated in the automatic sequence control as the opening of the fuel and oxidizer valves of the first stage engines of the launch vehicle.

    2. For an Atlas, firing of the Atlas rocket engines at the designated time during the launch countdown as observed by generation of the "main engine complete" signal.

                                     4-10

ARTICLE 6. INCENTIVE PAYMENTS

DELETE this ARTICLE in its entirety and replace it with new ARTICLE 6. to read:

ARTICLE 6. (RESERVE)








                                       6-1

ARTICLE 7. INSPECTION AND FINAL ACCEPTANCE

DELETE the text of the ARTICLE in its entirety and replace it with:

A.  INSPECTION

    Buyer, or its designated representative, shall have the right to witness and review the results of the final acceptance testing at the system level of the deliverable hardware at the facilities of Contractor. To allow Buyer to most effectively schedule the monitoring stated above, Contractor shall give Buyer timely notification of the acceptance testing of the deliverable hardware.

B.  Final Acceptance

    Final acceptance of the items to be delivered hereunder shall be in accordance with the requirements of this Contract, including the EXHIBITS. Delivery and acceptance shall be as provided herein.

    1. Each Spacecraft furnished under this Contract shall be tested by Contractor, and in the case of Spacecraft to be delivered to storage, shall be finally accepted by Buyer upon demonstration at Contractor's facility, prior to delivery of Spacecraft to storage, by means of test results obtained pursuant to the test requirements set forth in EXHIBIT C, that the Spacecraft meets the performance specifications set forth in EXHIBITS B1 and B2 for Spacecraft Flights #1 and #2, respectively.

    2. In the case of Spacecraft delivered for launch, upon arrival of Spacecraft at the launch site, as required by EXHIBITS A1 and A2 for Spacecraft Flights #1 and #2, respectively, Contractor shall promptly conduct an inspection and, if required, test the Spacecraft, in accordance with the requirements of EXHIBIT C, in the presence of Buyer. Buyer shall either finally accept the Spacecraft in writing or notify Contractor in writing of those particulars in which the Spacecraft to be delivered does not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract, the Spacecraft shall be deemed to have been delivered and finally accepted.

    3. Final acceptance of non-Spacecraft items shall take place after delivery by Contractor to the destination and, if required, completion of installation and inspection. Buyer shall either finally accept the item(s) in writing or notify Contractor in writing of those particulars in which the items to be delivered do not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract, the item involved shall be deemed to have been delivered and finally accepted.

                                    7-1

ARTICLE 8. TITLE AND ASSUMPTION OF RISK

DELETE the text of the ARTICLE in its entirety and replace it with:

A.  Unless otherwise stated herein, the following shall apply:

    1. Title and risk of loss or damage to a Spacecraft shall pass to Buyer at Launch, except that title and risk of loss or damage to a Spacecraft delivered to storage shall pass as set forth in ARTICLE 31, SPACECRAFT STORAGE.

    2. Title and risk of loss or damage to non-Spacecraft items shall pass to Buyer upon final acceptance.

B. Buyer agrees to cause its insurer(s) to waive all rights of subrogation against Contractor and its officers, agents, servants, subsidiaries and employees.





                                         8-1

ARTICLE 9. ACCESS TO WORK

DELETE the text of the ARTICLE in its entirety and replace it with:

A. For the purpose of observing the quality of Contractor's performance of work, Contractor shall afford a limited number of Buyer's personnel access to all work in process at Contractor's facility. Contractor will request and attempt to obtain similar access to work related to Buyer's Spacecraft that is being performed at Contractor's major subcontractors.

B. Information disclosed to Buyer pursuant to this ARTICLE shall be subject to the limitations set forth in ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES.

                                       9-1

ARTICLE 10.  PROGRESS MEETINGS, PRESENTATIONS AND
             DOCUMENTATION DELIVERABLES

DELETE the text of the ARTICLE in its entirety and replace it with:

A.  MEETINGS AND PRESENTATIONS

    In addition to any other meetings called for under the provisions of this Contract and without limitation thereto, Contractor shall provide the manpower, facilities, materials and support required to conduct the following periodic meetings and presentations:

    1.    Informational Project Manager meetings.

    2.    Technical Review meetings as determined by Contractor's Project
          Manager.

    3.    Quarterly Summary Executive Reviews.

    Copies of view graphs or other documents utilized during these meetings shall be furnished or be made available to Buyer. Buyer's management personnel, as may be deemed appropriate by Buyer, shall be invited to the Quarterly Summary Executive Reviews. Contractor shall be represented by its Project Manager and such other personnel as are specifically required to support the particular presentation. All periodic meetings shall be held at Contractor's facility.

B.  DISTRIBUTION OF REPORTS

    All materials, reports and documentation furnished pursuant to this ARTICLE shall be the property of Buyer subject to the limitations set forth in ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES, except that, Contractor or its subcontractors may retain copies for their own purposes, including the using of such materials and reports in the performance of other contracts.

                                        10-1

C.  CORRESPONDENCE

    All correspondence, including notices, reports and documentation deliverables, to be provided to Buyer or Contractor under this Contract shall be sent to Buyer or Contractor as follows:

    DirectSat Corporation        Martin Marietta Corporation, Astro Space
    Daniel Moore                 Division
                                 P.O. Box 800
                                 Princeton, NJ 08543-0800
                                 Attention: Mr. L.J. Kiefer

                                 Phone: 609-490-6228
                                 Telecopy: 609-490-3395

D. The only representatives of Buyer and Contractor authorized to sign contractual documents are:

    BUYER                              CONTRACTOR
    DirectSat Corporation              Mr. R.T. McFall
    Daniel Moore                       Mr. T.D. Sisley
                                       Mr. L.J. Kiefer
                                       Mr. P.H. Wiggett

Or others authorized by written        Or others authorized by written
delegation of the DirectSat            delegation of Mr. R.T. McFall
Board of Directors



                                     10-2

ARTICLE 11.  RIGHTS IN DATA

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Except as provided in paragraph B. below, Buyer shall have an unlimited right to use, duplicate, and disclose the information contained in the Programming and Control Handbook furnished pursuant to EXHIBITS A1 and A2 for Spacecraft Flights #1 and #2, respectively; however, if any written material furnished as part of said document is copyrighted, Buyer shall have an unlimited right to make copies of such copyrighted material and to use such copies for any Buyer purpose without payment of additional compensation to Contractor to the extent that Contractor has the authority to grant such right. In the event Contractor does not have such right, Contractor will exert its best efforts to obtain such rights for Buyer.

B. All data that are or may be delivered or disclosed by either party to the other shall be subject to ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES.

C. Notwithstanding any other provision hereof, the ownership and title to copyrights and in computer programs and its related documentation delivered to Buyer by Contractor in accordance with this Contract shall remain in Contractor or its licensor. Contractor shall grant to Buyer a paid up non-exclusive, non-transferable license to use (including "to duplicate" and "to adapt") solely for the Buyer Program, the copies of computer programs and its related documentation specified in the Contract required for the operation of articles deliverable under this Contract.


                                     11-1

ARTICLE 12.  PUBLIC RELEASE OF INFORMATION

DELETE the text of the ARTICLE in its entirety and replace it with:

During the term of this Contract, neither party, its affiliates, subcontractors, employees, agents and consultants shall release items of publicity of any kind, including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases, related to the work performed hereunder, including the denial or confirmation thereof, without the other party's prior written consent which consent shall not be unreasonably withheld.

                             12 - 1

ARTICLE 13. INDEMNIFICATION

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Each party shall indemnify and hold the other party and its officers, agents, servants, subsidiaries and employees, or any of them harmless from any loss, damage, liability or expense, resulting from damage to all property, private or public, and injuries, including death, to persons caused by any act or omission of the indemnifying Party and/or the indemnifying Party's agents or representatives at any tier or any of them, and at its expense shall defend any suits or other proceedings brought against the indemnified Party and/or its officers, agents, servants, subsidiaries and employees, or any of them, on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, in connection therewith. Either Party shall have the right to settle any claim or litigation against which it indemnities hereunder. This ARTICLE is subject to ARTICLE 8, TITLE AND ASSUMPTION OF RISK.

B. Further and notwithstanding any other provision hereof, Buyer shall indemnify and hold harmless Contractor, its officers, agents, subsidiaries, and employees from any liabilities, losses and damages including costs, expenses and damages incurred by Contractor in connection with any and all claims after passage of title thereto to Buyer which shall occur in accordance with ARTICLE 8, TITLE AND ASSUMPTION OF RISK, except any such liabilities, losses and damages that are caused by the gross negligence or willful misconduct of Contractor. Buyer shall procure and maintain comprehensive general liability insurance in an amount with insurers acceptable to contractor, which insurance shall name me Contractor and the other indemnities hereunder as insured. Buyer shall furnish Contractor with a waiver of its insurance carriers' rights of subrogation and with insurance obligations under this ARTICLE. Such insurance shall also provide that the insurers shall give thirty (30) days prior notice to Contractor prior to the effective date of cancellation or termination of such insurance.

C. Contractor shall not be liable to Buyer, customers of Buyer or their customers for any damages resulting: (i) any loss or destruction of the Spacecraft or (ii) failure of the Spacecraft or its subsystems to operate satisfactorily. Buyer agrees to enter into suitable agreements with its customers to effect the foregoing limitation of Contractor's liability. Buyer also agrees to cause insurers to waive all right of subrogation against Contractor and its employees. The foregoing shall not relieve Contractor of its obligations under ARTICLE 21, WARRANTY, of correction or replacement during the warranty period set forth in such ARTICLE.

                             13 - 1

ARTICLE 14.  PATENT INDEMNITY

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Contractor shall defend Buyer from and against all claims, actions, suits and proceedings alleging that the manufacture of any Spacecraft, delivered under this Contract or the use, lease, sale or other disposition of any such Spacecraft infringes any U.S. patent, and shall pay any final judgment or settlement, provided Contractor is given prompt written notice of any such claim, action, suit or proceeding and full authority to resist, defend and settle such claim. Buyer shall provide at Contractor's request such assistance and information as may be required by Contractor.

B. If an injunction or other order is obtained against the manufacture, use, lease, sale or other disposition of any Spacecraft hereunder, Contractor agrees to use its best efforts either to procure rights so that such Spacecraft and the manufacture, use, lease, sale or other disposition thereof is no longer infringing or to modify or replace such Spacecraft so that it is no longer subject to such order. In the event that such injunction or order becomes permanent and that neither of the foregoing alternatives is suitably accomplished and Contractor is unable to reasonably perform its obligations hereunder, Buyer may proceed under
    ARTICLE 17, TERMINATION FOR DEFAULT.

C. While neither Party presently contemplates Buyer's providing Contractor with any designs, specifications or instructions, in the event Buyer does provide any designs, specifications or instructions, Buyer shall indemnify and hold Contractor harmless against any expense, judgment or loss for infringement of any U.S. patents or trademarks which result from Contractor's compliance with such designs, specifications or instructions.

D. No sales or lease hereunder shall convey any license by implication, estoppel or otherwise, under any proprietary or patent rights of Buyer, to practice any process with such product or part, or for the combination of such product or part with any other product or part.

E. Contractor shall not be liable for any costs or expenses incurred without Contractor's written authorization and in no event shall Contractor's total liability to Buyer under, or as a result of compliance with, the provisions of this ARTICLE exceed the aggregate Spacecraft price for all Spacecraft under construction or delivered. Contractor shall in no event be liable for loss of use or for incidental, indirect, or consequential damages, whether in contract or in tort. The foregoing states the entire Warranty by Contractor and the exclusive remedy of Buyer, with respect to any alleged patent infringement by such product or part.

                             14 - 1

ARTICLE 15.  INDEMNIFICATION FOR TAXES

DELETE the text of the ARTICLE in its entirety and replace it with:

Contractor shall assume responsibility, and shall save Buyer, its officers, agents, employees, servants, subsidiaries and assignees, or any of them, harmless from taxes, which may be required under present federal, state, or local laws and which become due by reason of the performance of work under this Contract, and shall execute and deliver such other and further documents, and comply with such requirements of said laws, as may be necessary thereunder to confirm and effectuate this Contract, including making of payment of any interest or penalties related to or arising from such taxes. It is Contractor's belief that no sales, use, income or personal property taxes will be incurred under this Contract as presently structured. In the event that Buyer directs changes which result in the assessment of sales, use, income or personal property taxes which would not be payable absent such direction, Buyer shall be responsible for such taxes.

                             15 - 1

ARTICLE 16. EXCUSABLE DELAYS

DELETE the text of the ARTICLE in its entirety and replace it with:

Without limiting any other provision specifying what constitutes an excusable delay under this Contract, acts of God or of the public enemy; acts of the Government in its sovereign or contractual capacity, including Government priorities, allocations, regulations or orders affecting materials, facilities, or completed Spacecraft (including changes in the launch specifications in effect on the Date of this Amendment); fires; floods; snowstorms; earthquakes; epidemics; quarantine restrictions; strikes; wars; freight embargoes; or any similar events which cause failure or delay to perform hereunder, and in every case are beyond the reasonable control and without fault or negligence of Contractor or its subcontractors hereunder shall constitute an excusable delay, if notice thereof is given to Buyer as soon as possible but in no event later than within thirty (30) days after such event shall have occurred. In the event of a delay resulting from any of the above causes, the delivery requirements shall be extended for the period of the excusable delay.

                             16 - 1

ARTICLE 17.   TERMINATION FOR DEFAULT

A. Buyer may, by written Notice of Default sent by registered letter to Contractor, terminate the whole or any part of this Contract in any one of the following circumstances:

1. If Contractor fails to make delivery of the supplies or to perform the services within the time specified herein.

2. If Contractor fails to perform any of the other provisions of this Contract or so fails to make progress as to endanger performance of this Contract in accordance with its terms, and in either of these two circumstances does not act to correct such failure within a period of thirty (30) days (or such longer period as Buyer may authorize in writing) after receipt of notice from Buyer specifying such failure.

B. To the extent the Contract is terminated under this ARTICLE, Buyer shall use all reasonable efforts to utilize all work in process hereunder in order to mitigate any costs sustained by Buyer as a result of Contractor's default. Contractor will pay to Buyer all costs reasonably incurred by Buyer in obtaining all of the work described in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, paragraph A., according to the schedule set forth in
    ARTICLE 3, DELIVERY SCHEDULE, paragraph B., provided that Buyer enters into a Contract for such work within twelve (12) months of Contractor's default.

C. If this Contract is terminated as provided in this ARTICLE, Contractor shall:

1.  be paid the Contract price for items delivered.

2. be paid the cost plus reasonable profit for work in process, materials in stock and services for which Buyer takes delivery.

3. protect and preserve property in the possession of Contractor in which Buyer has an interest.

D. The remedies set forth in this ARTICLE shall be the sole recourse to which Buyer is entitled in the event of Contractor's default, and Contractor shall have no liability for special, indirect, incidental or consequential damages for lost profits or lost revenues.

E. Subsequent to final acceptance of each of the Spacecraft pursuant to paragraph B, of ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE, the provisions of this ARTICLE shall not affect payment of In-Orbit payments under the terms of ARTICLE 4, PAYMENT, paragraphs B.2, C.2 and D.2 and ARTICLE 2,

                                         17-1

    EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE.


F. In the event Buyer fails to perform any obligation which it is required to perform pursuant to this Contract, Contractor may, if such failure is not corrected within thirty (30) days after written notice of such failure is given by Contractor, stop work on this Contract and consider this entire Contract to be terminated due to the default of Buyer. Contractor shall be entitled to compensation as set forth in ARTICLE 18, TERMINATION FOR CONVENIENCE. Further, Contractor shall also be entitled to all of the Security set forth in ARTICLE 4, PAYMENT, paragraph F.1.

G. If, after notice of termination of the Contractor's right to proceed under the provisions of this ARTICLE, it is determined for any reason that the Contractor was not in default under the provisions of this ARTICLE, or that the delay was excusable under the provisions of
    ARTICLE 16, EXCUSABLE DELAYS, the rights and obligations of the Parties shall be the same as if notice of termination had been issued pursuant to ARTICLE 18, TERMINATION FOR CONVENIENCE.

                                        17-2

ARTICLE 18.  TERMINATION FOR CONVENIENCE

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Buyer, by written notice to Contractor, may terminate this Contract in whole, or in part, for any reason or for Buyer's Convenience at any time prior to final acceptance of all the work. In the event of termination by the Buyer of any Spacecraft subsequent to the start of such Spacecraft's construction, it is agreed that the termination charges shall be negotiated but shall not exceed the total of the Total Price for the Spacecraft so terminated as set forth in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, hereof. The termination charges shall include the total costs, both direct and indirect, reasonably incurred by Contractor with respect to termination and settlement with all vendors and subcontractors, plus a profit of fifteen
    (15) percent.

B. Direct and indirect costs shall be determined in accordance with Contractor's standard accounting practice and shall be verified, at Buyer's expense, by an independent Certified Public Accounting firm to be mutually agreed upon by the Buyer and Contractor.

C. Buyer shall pay Contractor the aforesaid termination charges within thirty (30) days following the submission of an invoice. Upon payment of Contractor's invoice, Contractor shall deliver to Buyer all termination inventory which has not been credited by Contractor against the termination charges set forth in paragraph D.2 below. In the event Contractor's invoice is not paid within thirty (30) days following submission, Buyer shall be in default pursuant to ARTICLE 17, TERMINATION FOR DEFAULT, paragraph F.

D. Final payment shall be in the amount of the total termination charges, less the following:

    1. Amounts previously paid by Buyer to Contractor with respect to the terminated work pursuant to ARTICLE 4. PAYMENT. hereof; and

    2. Amounts representing the total of Contractor's costs with respect to the terminated work of segregable items of inventory not desired by Buyer and which Contractor elects to retain for its use.


    In the event the amount set forth in this paragraph D. above exceeds the termination charges defined in paragraph A. of this ARTICLE, Contractor shall promptly refund such excess to Buyer.

E. In no event shall the total amount paid to Contractor pursuant to this Agreement, including termination charges paid pursuant to this ARTICLE, exceed the total price stated in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, hereof.

                             18 - 1

F. The provisions of this ARTICLE shall not affect the payment of In-Orbit payments under the terms of ARTICLE 4, PAYMENT, paragraphs B.2, C.2 and D.2, with respect to any spacecraft.

G. Notwithstanding anything herein, Buyer's termination of any spacecraft, pursuant to this ARTICLE, shall constitute a termination of all subsequent spacecraft.

H. Contractor agrees to use all reasonable efforts to assist Buyer in disposing/selling of the work in process upon termination pursuant to this ARTICLE.

I. On or after January 1, 1998, Contractor, by written notice to Buyer, may notify Buyer of its intention to terminate this Contract one year following the date of such notice with respect to all Spacecraft Flights for which Buyer has not made (and does not make) the first construction phase payment prior to the expiration of such one year period. Such termination shall be effective as of the date one year following the date of notice.



                                18 - 2

ARTICLE 19.      CHANGES

Buyer may, from time to time between the effective date and completion of this Contract, by written change order issued by Buyer, make changes within the general scope of this Contract in drawings, designs, specifications, method of shipment or packing, quantities of items to be furnished, place of delivery, postpone delivery, require additional work, or direct the omission of work. If any such change causes an increase or decrease in costs of, or the time required for, the performance of this Contract, an equitable adjustment shall be made in the price, or delivery schedule, or both, and any other affected provision, and this Contract shall be modified in writing accordingly. Any claim by Contractor for adjustment under this paragraph shall be deemed waived unless asserted in writing within thirty (30) days from the date of receipt by Contractor of the change order. The amount of the claim shall be stated when it is submitted, or at a later date, not to exceed sixty (60) days from the date for assertion of the claim, which later date shall be requested at the time of such submission. All changes and equitable adjustments pursuant to this ARTICLE shall be subject to negotiation between and approval by both Parties prior to the implementation of any such change. Except for Excusable Delays pursuant to ARTICLE 16, EXCUSABLE DELAYS, none of the Contract dates will change unless authorized by Buyer.

                                 19 - 1

ARTICLE 20.    ASSIGNMENT

DELETE the text of this ARTICLE in its entirety and replace it with:

A. Neither party shall assign or delegate this Contract or any of its rights, duties, or obligations thereunder to any other person without the prior express written approval of the other party, such approval shall not be unreasonably denied. Nothing contained in this ARTICLE shall restrict Contractor from subcontracting work or procuring parts/materials or services in the ordinary course of performance of this Contract.

B. Buyer may assign this Contract, provided Buyer can reasonably demonstrate that any such proposed assignee is in at least as good financial condition as the Buyer at the time of assignment and that the Security set forth in ARTICLE 4, PAYMENT, paragraph F. will not be impaired or degraded.

                              20 - 1

ARTICLE 21.  WARRANTY

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Contractor warrants that the goods or services furnshed hereunder shall be free from any defects in material or workmanship.

B. Buyer shall have the right at any time during the period of this warranty and irrespective of prior inspections or acceptance to reject any goods or services not conforming to the above warranty and require that Contractor at its expense, correct or replace as promptly as is reasonably possible, at Contractor's option, such goods or services with conforming goods or services.

C. For the Spacecraft, this warranty shall run for a period of one (1) year from the date of final acceptance by Buyer or until Intentional Ignition, whichever is sooner.

D. Except for the Spacecraft, this warranty shall run for a period of one (1) year from the date of final acceptance by Buyer.

E. Contractor shall pass on or assign to Buyer all warranties on goods or services given by suppliers or manufacturers other than Contractor to the extent to which Contractor is permitted by the terms of its purchase contracts with such suppliers or manufacturers.

F. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CONTRACTOR SHALL HAVE NO OTHER LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR SPECIAL, INCIDENTAL, INDIRECT,
    OR CONSEQUENTIAL DAMAGES, OR FOR BUYER'S COST OF EFFECTING COVER, OR
    FOR FAILURE OR NONPERFORMANCE OF PROPERTY OR FOR LOST PROFIT OR REVENUES.








                             21 - 1

ARTICLE 22.  ARBITRATION

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Any dispute or disagreement arising between the Parties in connection with any interpretation of any provision of this Contract, or the compliance or noncompliance therewith, or the validity or enforceability thereof, or any other dispute under any ARTICLE hereof which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other, in writing, that such dispute or disagreement exists, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date that such notice is given.

B. Either party which demands arbitration of the controversy shall, in writing, specify the matter to be submitted to arbitration and, at the same time, choose and nominate a competent person to act as an arbitrator; thereupon, within fifteen (15) days after receipt of such written notice, the other party to this agreement shall, in writing, choose and nominate a competent arbitrator. The two arbitrators so chosen shall meet and endeavor to resolve the question in dispute, and, if they agree upon such determination, the determination so made shall be in writing and signed by both arbitrators. If such two arbitrators fail to agree, they shall forthwith select a third arbitrator, giving written notice to both Parties of the choice so made and fixing a time and place at which both Parties may appear and be heard with respect to such controversy. In case the two arbitrators shall fail to agree upon a third arbitrator within a period of seven (7) days, or if for any other reason there shall be a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator or arbitrators to attend or fulfill his or their duties, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the American Arbitration Association.

C. The arbitration award made shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party by any court having jurisdiction. The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award punitive damages.

D. Each party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including the fees and expenses of the arbitrator or arbitrators, will be shared equally by the Parties unless the award otherwise provides.








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

ARTICLE 23.  APPLICABLE LAW

DELETE the text of the ARTICLE in its entirety and replace it with:

A. This Contract shall be interpreted and enforced in accordance with the laws of the State of New York.

B. This Contract is subject to all applicable laws and regulations and each Party agrees to comply with all such applicable laws and regulations.








                             23 - 1

ARTICLE 24.  DISCLOSURE AND USE OF INFORMATION BY THE PARTIES

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 24 as follows:

ARTICLE 24.  ENTIRE AGREEMENT

This Contract constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments, and representations with respect to the subject matter. It may not be amended, modified, or terminated (other than as specifically provided in the ARTICLES hereof), and none of its provisions may be waived, except by a writing signed by an authorized representative of the Party against which the amendment, modification, termination or waiver is sought to be enforced. The paragraph headings herein shall not be considered in interpreting the text of this Contract.






                             24 - 1

ARTICLE 25.  DISCLOSURE AND USE OF INFORMATION BY THE PARTIES

A. If documents supplied by one party to the other are marked with a proprietary legend, the receiving party shall take all necessary steps to ensure that the documents and contents of such documents are not disclosed to any person other than a person employed or engaged by the receiving party, whether under subcontract or otherwise, for the performance of this Contract. Any such document supplied hereunder shall be returned to the disclosing party together with any copies thereof promptly upon written request of the disclosing party, except for one copy to be retained for legal purposes. Whenever the receiving party makes copies of such proprietary documents for performance of work covered by this Contract, the receiving party shall mark each such copy as proprietary to the disclosing party.

B. Any disclosure to any person permitted under paragraph A. of this ARTICLE shall be made under the same conditions that apply to the initial disclosure and shall extend only so far as may be necessary for the purposes of this Contract. Any such disclosure to a person other than an employee of the receiving party shall be made pursuant to a written confidential disclosure agreement or with prior written approval of the disclosing party.

C. Except with the written consent of the disclosing party, the receiving party shall not make use of any document mentioned in paragraph A. of this ARTICLE other than for the purposes of this Contract.

D. The obligations and restrictions imposed by this ARTICLE shall not apply to the following:

1. Information that is or becomes available to the public from a source other than the receiving party, before or after the effective date of this Contract.

2. Information that is authorized for release in writing by the disclosing party.

3. Information that is lawfully obtained by the receiving party from a third party.

4. Information that is known by the receiving party prior to such disclosure.

5. Information that is, at any time, developed by the receiving party completely independently of any disclosure or disclosures from the disclosing party.

6. Information that is reasonably necessary to support a patent application, the subject matter of which belongs to the receiving party and which the receiving


                                25 - 1
    party discloses to an appropriate Patent Agent or Patent Office and/or Court of any country in pursuance thereof.

E. Neither party shall be liable for inadvertent or accidental disclosure of such information marked as proprietary if such disclosure occurs despite both Parties exercising reasonable efforts to preserve and safeguard such information.

F. Neither party shall be liable for the disclosure of any technical information of the other party pursuant to any legally enforceable requirement of the U.S. Government, or any agency or department thereof.

G. No license, under any patents, is granted or implied by merely conveying data or information under this Contract.

H. Any proprietary disclosure to either party, if made orally, or visually, shall be identified at the time of disclosure and shall be promptly confirmed in writing by the disclosing party and identified as proprietary information, if the disclosing party wishes to keep such information proprietary under this Contract.

I. The obligations of this ARTICLE shall be effective for a period of three (3) years from the date of termination or expiration of this Contract.




                                 25 - 2

ARTICLE 26.      EFFECTIVE DATE

The term Effective Date of the Contract (EDC), as used in this Contract, shall mean the 12th day of March 1990.







                                  26 - 1

ARTICLE 27.  LIMITATION OF LIABILITY

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 27 as follows:

ARTICLE 27.  PERMITS AND LICENSES

A. This Contract is subject to all applicable U.S. laws and regulations relating to the export of Spacecraft, technical data and other equipment and services being furnished pursuant to, or to be utilized in connection with, this Contract (hereinafter in this ARTICLE referred to as "Licensed Items") and to all applicable laws and regulations of the country or countries to which Spacecraft, technical data, and other equipment and services are exported or are sought to be exported.

B. Contractor shall use its best efforts to obtain such U.S. Government approvals and licenses for export of the "Licensed Items." Buyer shall not be liable for any additional cost associated with Contractor processing any export license application for delivery of any Spacecraft.

C. If, within a reasonable time, the U.S. Government fails to grant a required approval or license to Contractor to export the "Licensed Items" or revokes or suspends such an approval or license subsequent to its grant, or grants such a license or approval subject to conditions, this Contract shall, nevertheless, remain in full force and effect. In the event of such U.S. Government action or inaction, deliveries and acceptance of all items to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such U.S. Government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license and to make the price and delivery schedule subject to equitable adjustment in accordance with ARTICLE 19, CHANGES, to reflect the obligations of which Contractor is relieved.

D. If, within a reasonable time, any foreign country or countries to which such "Licensed Items" are sought to be exported fails to grant a required approval or license or suspends or revokes a required approval or license subsequent to its grant, or grants a license subject to conditions, or if any foreign country or countries to which such "Licensed Items" are exported fails to grant an approval or licenses to utilize the "Licensed Items" for the purpose for which exported, this Contract shall, nevertheless, remain in full force and effect. In the event of such foreign country or countries action or inaction, deliveries and acceptance of all items to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such foreign government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license and to make the price and delivery schedule subject to equitable adjustment in accordance with ARTICLE 19, CHANGES, to reflect the obligations of which Contractor is relieved.








                             27 - 1

ARTICLE 28.  SPACECRAFT TEST AND HANDLING EQUIPMENT

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 28 as follows:

ARTICLE 28.  LIMITATION OF LIABILITY

In no event shall Contractor be liable, whether in contract, tort or otherwise, for special, incidental, indirect or consequential damages, including, without limitation, failure or non-performance of property or for lost profit or revenues.








                             28 - 1

ARTICLE 29.  SECONDARY MARKET

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 29 as follows:

ARTICLE 29.   SPACECRAFT TEST AND HANDLING EQUIPMENT

Contractor shall provide Spacecraft unique test and handling equipment at the Launch Site, during the period between delivery of the Spacecraft to the Launch Site, and final acceptance for use in connection with the inspection and final acceptance of the Spacecraft pursuant to ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE. Title to such equipment shall remain with Contractor.









                             29 - 1

ARTICLE 30.      SPACECRAFT STORAGE

DELETE this ARTICLE in its entirety and replace it with:

ARTICLE 30.      LIQUIDATED DAMAGES

A. Contractor acknowledges that its failure to deliver Spacecraft Flight #1 to the launch site on or before the delivery dates set forth in ARTICLE 3, DELIVERY SCHEDULE, may cause serious damage to Buyer, the amount of which may be difficult or impossible to prove. The amount of such Liquidated Damages applicable to Spacecraft Flight #1 shall be $33,333 per day and shall not exceed a total of $5,000,000. Contractor and Buyer agree that such liquidated damages, without further proof of same, shall be deemed to represent the damages actually sustained by reason of such delay.

B. The liquidated damages are intended to be compensatory and do not constitute a penalty.

C. These amounts are firm, fixed and not subject to adjustment due to changes in economic conditions. The Contractor's total liability for late delivery of Spacecraft Flight #1 shall not exceed the specified liquidated damages.

D. Any interval of excusable delays as defined in ARTICLE 16, EXCUSABLE DELAYS, shall be excluded from the period for which liquidated damages accrue. However, such time period shall continue at the conclusion of the excluded interval as if no such interruption had occurred.

E. In the event Contractor is required to pay Buyer Liquidated Damages as provided in this ARTICLE, the amount of any such payment shall be applied against (reduce) the In-Orbit payments associated with the applicable Spacecraft as set forth in ARTICLE 4, PAYMENT, paragraphs B.2, C.2 and D.2.

                                   30 - 1

ARTICLE 31.  SPACECRAFT STORAGE

A. If as a result of a delay or failure to launch, through no fault of Contractor, Buyer requests Contractor to store the Spacecraft within sixty (60) days of completion of in-plant acceptance testing, the Contractor shall store, at a site designated by Buyer and such site shall be subject to the approval of Contractor, or if no site is designated by Buyer, at a site designated by Contractor, one or more of the Spacecraft delivered under this Contract. Title and risk of loss to the Spacecraft to be stored shall pass to Buyer after the first six (6) months of storage and storage shall commence on that date on a month-to-month basis. The cost for the first six (6) months of storage shall be the responsibility of Contractor. Should the Spacecraft remain in storage beyond the six (6) month period, the provisions of ARTICLE 8 "TITLE AND ASSUMPTION OF RISK" shall apply, and the Buyer shall be responsible for all storage costs (in excess of six (6) months). Buyer shall be responsible, except in the event of negligence or willful misconduct by the Contractor, for all transportation cost and insurance to cover the risk and expense of loss or damage of the Spacecraft in transit, (i) from Contractor's facility to storage, (ii) from its facility to the storage site, (iii) from the storage site to the launch site or (iv) if necessary, from the storage site to the refurbishment site and then to the launch site.

B. Upon the request of Buyer, the Contractor shall provide periodic testing, necessary equipment, and environmental maintenance suitable for prevention of deterioration to the Spacecraft during the period of storage. The cost for such service shall be subject to ARTICLE 19, CHANGES, and shall be negotiated upon the request of such services by Buyer. Any deterioration to a Spacecraft while in storage shall be at Buyer's risk and shall be corrected at Buyer's expense, unless such deterioration is to be corrected by the Contractor under ARTICLE 21, WARRANTY.

C. If at any time after storage begins, Buyer elects to launch the stored Spacecraft, the Contractor shall inspect, test and refurbish as necessary such Spacecraft to a launch-ready condition and arrange for transit to the launch site as directed by Buyer. The cost for such services shall be subject to ARTICLE 19, CHANGES, and shall be negotiated in good faith by the Contractor and Buyer at the time such services are required. Notwithstanding anything in this ARTICLE, Contractor will be responsible for transportation from Contractor's facility or any other Contractor selected facility to the launch site as set forth in ARTICLE 3, DELIVERY SCHEDULE, paragraph A., provided that such transportation occurs within six (6) months of successful completion of in-plant acceptance testing.

                                    31 - 1

D. In the event a Spacecraft is placed into storage as a result of paragraph A. above, Contractor shall be entitled to commencement of the In-Orbit payments associated with such Spacecraft in accordance with the provisions of ARTICLE 4, PAYMENT. Notwithstanding the foregoing, in the event that Contractor's late delivery of the Spacecraft is the sole cause of the Spacecraft having to be placed into storage, the In-Orbit payments shall commence at the earlier of sixty (60) days after Spacecraft launch or twenty-four (24) months from the placement of the Satellite into storage.

                                     31 - 2

ARTICLE 32.  ENTIRE AGREEMENT

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 32 as follows:

ARTICLE 32.  SPACECRAFT CONFIGURATION

Buyer and Contractor recognize that Contractor may elect to phase out construction of Series 7000 configuration spacecraft prior to the commencement of construction of the Series 7000 spacecraft identified as Spacecraft Flights #2 and #3. Accordingly, and at Contractor's sole option, upon Contractor's receipt of Buyer's initial construction payment for each such Spacecraft, Contractor may elect to substitute a comparable Series A2100 spacecraft for each Series 7000 spacecraft. Contractor shall be entitled to an equitable adjustment if Contractor substitutes a comparable Series A2100 spacecraft for each Series 7000 spacecraft.

                             32 - 1

ARTICLE 33.       OPTIONS

DELETE this ARTICLE in its entirety:

ARTICLE 33.       RELEASE

Both Parties hereto agree to waive and release each other from any and all claims or associated liabilities either Party may have against the other Party arising prior to the execution of this Amendment.

                             33 - 1

ARTICLE 34.       SATELLITE CONTROL NETWORK

DELETE this ARTICLE in its entirety and replace it with a new ARTICLE 34 as follows:

ARTICLE 34.       INSURANCE

A. In order to protect against financial losses associated with the risks between Launch and continuing for five (5) years thereafter, Buyer, as the representative party insured, shall enter into an insurance contract, naming the Contractor as a party insured and covering the In-Orbit payments specified in ARTICLE 4, PAYMENT, paragraphs B.2, C.2 and D.2. Buyer shall bear all responsibility for payment of insurance premiums associated with the aforementioned insurance policy.

B. The details of the insurance Contract referred to in the preceding paragraph shall be reasonably acceptable to Contractor.

C. When the Buyer applies for insurance regarding risks relating to the launching of the Spacecraft, the Contractor shall furnish Buyer with such information regarding the Spacecraft as is requested by the insurers.

D. When, after taking delivery of the Spacecraft, the Buyer applies for insurance regarding risks of the Spacecraft's malfunctioning or nonperformance during the life span specified for it in the Performance Specifications, Contractor shall furnish the Buyer with such information regarding the Spacecraft as is requested by the insurers.

E. When Buyer obtains such insurance, Buyer agrees to cause its insurer(s) to waive all rights of subrogation against Contractor and its officer, agents, servants, subsidiaries and employees.

                             34 - 1

ARTICLE 35.      LONG LEAD PARTS PROCUREMENT (LLPP)

DELETE this ARTICLE in its entirety.

                              35 - 1

ARTICLE 36.       LAUNCH VEHICLE SERVICES OPTION

DELETE this ARTICLE in its entirety.

Notwithstanding anything to the contrary in this AMENDMENT NUMBER EIGHT, including the Exhibits attached hereto, the Buyer and Contractor agree that, while Contractor is proceeding to include C-Band command receivers for Spacecraft Flight #1, Buyer's right to direct Contractor to incorporate K-Band command receivers for any satellite, including Spacecraft Flight #1, pursuant to Article 4, paragraph K, or any other applicable Contract provision, and any related rights of Buyer, and obligations of Contractor with respect to command and control are not intended to and are not modified hereby in any respect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 8 to the Contract.

DIRECTSAT CORPORATION              MARTIN MARIETTA CORPORATION

By:   /s/ David K. Moskowitz        By:    /s/ Peter H. Wigget
      -----------------------             ----------------------
                                          Director Concepts

Title: Senior Vice President       Title: Astrospace Commercial
      -----------------------             ----------------------








                              36 - 1